                                                                   EXHIBIT 11.1

                               USWEB CORPORATION
                       CALCULATION OF NET LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            HISTORICAL (1)              PRO FORMA (2)
                          -------------------  ---------------------------------
                          THREE MONTHS ENDED                THREE MONTHS ENDED
                              MARCH 31,         YEAR ENDED       MARCH 31,
                          -------------------  DECEMBER 31, --------------------
                            1997      1998         1997       1997       1998
                          --------- ---------  ------------ ---------  ---------
Net loss................  $ (5,843) $ (16,360)  $(118,632)  $ (37,958) $ (35,887)
                          --------  ---------   ---------   ---------  ---------
Weighted average common
 shares outstanding.....     2,910     28,010       9,694       7,631     28,755
Shares deemed
 outstanding under stock
 bonus arrangements for
 employees of acquired
 companies..............         5      1,446       2,769       1,151      4,770
                          --------  ---------   ---------   ---------  ---------
Total weighted average
 common shares
 outstanding............     2,915     29,456      12,463       8,782     33,525
                          ========  =========   =========   =========  =========
Basic and diluted net
 loss per share.........  $  (2.00) $   (0.56)     $(9.53)  $   (4.32) $   (1.07)
                          ========  =========   =========   =========  =========

---------------------
(1) See computation of historical net loss per share in Note 4 to the Condensed Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Condensed Consolidated Financial Statements.